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                                                                    EXHIBIT 4.33

                                                                  CONFORMED COPY

                           NOVATION AND AMENDMENT DEED

                             DATED 26TH MARCH, 2003

                                     BETWEEN

                                   MARCONI PLC

                             MARCONI CORPORATION PLC

                         MARCONI (BRUTON STREET) LIMITED

                                       AND

                               FINMECCANICA S.P.A.

              IN RESPECT OF AN AGREEMENT FOR THE SALE AND PURCHASE
                    OF THE ENTIRE ISSUED SHARE CAPITAL OF MMH
                           DATED AS OF 2ND AUGUST 2002

                                 ALLEN & OVERY

                                     London

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                                    CONTENTS

CLAUSE                                                                       PAGE
1.       Definitions and Interpretation....................................   1
2.       Representations and Warranties....................................   2
3.       Novation..........................................................   2
4.       Agreement Amendment...............................................   3
5.       Notices...........................................................   4
6.       Counterparts......................................................   4
7.       Third Parties.....................................................   4
8.       Governing law.....................................................   4

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THIS DEED is made on 26th March, 2003

BETWEEN:

(1) MARCONI PLC, having its registered office at New Century Park, PO Box 53, Coventry CV3 1HJ, England (EXISTING GUARANTOR);

(2) MARCONI CORPORATION PLC, having its registered office at New Century Park, PO Box 53, Coventry CV3 1HJ, England (NEW GUARANTOR);

(3) MARCONI (BRUTON STREET) LIMITED, having its registered office at New Century Park, PO Box 53, Coventry CV3 1HJ, England (MARCONI); and

(4) FINMECCANICA S.P.A., having its registered office at Piazza Monte Grappa 4, Rome, Italy (the PURCHASER).

WHEREAS

(A) By an agreement dated 2nd August 2002 between the Existing Guarantor, Marconi and the Purchaser (the AGREEMENT), Marconi agreed to sell and transfer, and the Purchaser agreed to purchase, the MMH Shares. In accordance with clause 12 of the Agreement, the Existing Guarantor unconditionally and irrevocably (i) guaranteed to the Purchaser the full, due and punctual payment and observation by Marconi of all its obligations under the Agreement and the Share Purchase Documents to which Marconi was a party and (ii) indemnified the Purchaser immediately on demand against any cost, loss or liability suffered by it if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.

(B) The Marconi Corporate Restructuring (as defined in sub-clause 12.7 of the Agreement) will be effected, as from the Effective Time, pursuant to the New Guarantor Scheme (as such terms are defined below).

(C) In accordance with sub-clause 12.7 of the Agreement, the parties have agreed that with effect from the Effective Time, the Existing Guarantor (upon ceasing to be the ultimate parent company of the Marconi Group) shall be released from, and the New Guarantor shall assume, the Existing Guarantor's rights, obligations, duties and liabilities under the Agreement, on the terms and subject to the conditions hereinafter provided.

(D) The Existing Guarantor, the New Guarantor, Marconi and the Purchaser have agreed to enter into this Deed novating and amending the Agreement.

In consideration of the provisions and mutual covenants contained in this Deed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto,

IT IS AGREED AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATION

1.1      Definitions

         In this Deed the following expressions shall have the following meanings:

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         EFFECTIVE TIME means for the purposes of this Deed in relation to the
         New Guarantor Scheme the date upon which an office copy of the order of the High Court of England and Wales sanctioning that New Guarantor Scheme shall have been delivered to the Registrar of Companies for registration.

         NEW GUARANTOR SCHEME means the proposed scheme of arrangement in respect of the New Guarantor pursuant to section 425 of the Companies Act 1985 (as amended) to be sanctioned on or around May 2003.

         NOVATED AGREEMENT shall mean the AGREEMENT as novated, amended and supplemented by this Deed.

         REGISTRAR OF COMPANIES means the registrar or other officer performing under the Companies Act 1985 (as amended) the duty of registration of companies in England and Wales including a deputy registrar.

1.2      In this Deed, unless the contrary appears, a reference to:

         (a)      PARTY is a party to this Deed;

         (b)      a person includes its successors and assigns;

         (c) a provision of law is a reference to that provision as amended or re-enacted; and

         (d)      a time of day is a reference to London time.

1.3 Unless the contrary intention appears a term defined in the Agreement has the same meaning where used in this Deed.

1.4 The clause and sub-clause headings in this Deed are for convenience only and are to be ignored in construing this Deed.

2.       REPRESENTATIONS AND WARRANTIES

2.1 The New Guarantor represents and warrants to the Purchaser on the terms set out in the Schedule to this Deed as at the Effective Time, by reference to the circumstances then existing.

2.2 The Existing Guarantor warrants, for the benefit of the New Guarantor, that save in relation to claims already notified to it by the Purchaser, it is not aware of any claim (actual or threatened) by the Purchaser against the Existing Guarantor under the Agreement.

2.3 In consideration for the representations and warranties given by the New Guarantor in sub-clause 2.1 above, with effect from the Effective Time, the parties agree that the New Guarantor shall have no liability in respect of the Warranties given under paragraph 1 of schedule 4 of the Agreement in respect of the Existing Guarantor.

2.4 The representations and warranties set out in sub-clause 2.1 above shall survive the execution and delivery of this Deed.

3.       NOVATION

3.1      With effect from the Effective Time:

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         (a)      the Existing Guarantor is released and discharged from its obligations, duties and liabilities under the Agreement;

         (b) the Existing Guarantor agrees that it has no rights under the Agreement;

         (c) the New Guarantor agrees to (i) assume the rights, obligations, duties and liabilities of the Existing Guarantor under the Agreement and (ii) perform all the obligations of the Existing Guarantor under the Agreement in favour of the Purchaser as if the New Guarantor had been a party to the Agreement in place of the Existing Guarantor;

         (d) the parties consent to and accept the assumption by the New Guarantor of the Existing Guarantor's rights, obligations, duties and liabilities under the Agreement and the release and discharge of the Existing Guarantor from its obligations, duties and liabilities under the Agreement;

         (e) each of the other parties to the Novated Agreement agrees with the New Guarantor to perform its obligations under the Agreement (as amended and supplemented by this Deed) in favour of the New Guarantor, each of the foregoing events and agreements being conditional on, and taking effect simultaneously with, the others.

3.2 With effect from the Effective Time, the New Guarantor hereby agrees that all of the Purchaser's rights, claims, actions, demands and proceedings whatsoever and howsoever arising out of or in respect of the Share Purchase Documents, (including any such accrued rights which have arisen against the Existing Guarantor prior to the Effective Time, and any such rights arising against the New Guarantor after the Effective Time) shall be enforceable by the Purchaser against the New Guarantor.

3.3 Notwithstanding clause 3.1 above, the Existing Guarantor and the New Guarantor are each released from any obligations under the Novated Agreement to the extent that such obligations have been fully performed, satisfied or otherwise fully complied with in accordance with the Agreement by the Existing Guarantor as at the Effective Time.

4.       AGREEMENT AMENDMENT

4.1 With effect from the Effective Time the Agreement will be amended as follows:

         (a) the expression "MARCONI PLC" wherever it appears in the Agreement will be deleted and replaced with "MARCONI CORPORATION PLC";

         (b) where the context so permits, the expression "THIS AGREEMENT" wherever it appears in the Agreement shall be treated as though it referred to the Novated Agreement;

         (c) for the purposes of sub-clause 18.4 of the Agreement, the address details for the New Guarantor shall be as follows:

Name of party        Addressee         Address            Facsimile No.      E-mail address
Marconi              The Company       4th Floor,         +44 20 7306 1395   Mary.Skelly@
Corporation plc      Secretary         Regents Place,
                                       338 Euston Rd,                        marconi.com
                                       London NW1 3BT,
                                       England

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4.2      The parties agree that, with effect from the Effective Time the
         Agreement is novated and constitutes an agreement between New Guarantor (as guarantor), Marconi and the Purchaser on the terms and conditions of the Novated Agreement. In particular, the New Guarantor shall perform all the guarantee and indemnification obligations in favour of the Purchaser under sub-clauses 12.1 to 12.6 of the Novated Agreement.

4.3 Save as amended hereby, the Agreement as novated remains in full force and effect.

5.       NOTICES

         All notices under or in connection with this Deed will, unless otherwise stated, be given in accordance with the Novated Agreement.

6.       COUNTERPARTS

         This Deed may be executed in any number of counterparts, and by the parties on separate counterparts. Each counterpart shall constitute an original of this Deed, and the counterparts together shall constitute one and the same document.

7.       THIRD PARTIES

         A person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

8.       GOVERNING LAW

         This Deed shall be governed by and construed in accordance with English law. Any disputes that may arise out of or in connection with this Deed will settled by arbitration as provided in clause 28 of the Novated Agreement.

IN WITNESS of which this deed has been executed and has been delivered on the date stated at the beginning of this Deed.

EXISTING GUARANTOR
EXECUTED as a deed by                      )     C. HOLDEN
Marconi plc                                )     Director
acting by C. HOLDEN                        )     M. SKELLY
and M. SKELLY                              )     Director/Secretary

NEW GUARANTOR
EXECUTED as a deed by                      )     C. HOLDEN
Marconi Corporation plc                    )     Director
acting by C. HOLDEN                        )     M. SKELLY
and M. SKELLY                              )     Director/Secretary

MARCONI
EXECUTED as a deed by                      )     C. DONALDSON
Marconi (Bruton Street) Limited            )     Director
Acting by C.                               )     M. SKELLY
DONALDSON                                  )     Director/Secretary
and M. SKELLY

PURCHASER
EXECUTED as a deed by                      )     M. ORLANDO
Finmeccanica S.p.A                         )     Director
acting by M. ORLANDO                       )     V. SICA
and V. SICA                                )     Director/Secretary

                                   SCHEDULE 1

                                   WARRANTIES

         (a) The New Guarantor is duly incorporated and validly existing under the laws of England, and has the requisite power and authority to enter into and perform its obligations under this Deed and the Novated Agreement.

         (b) This Deed and the Novated Agreement constitute binding obligations of the New Guarantor.

         (c) The execution and delivery of this Deed, and the performance by the New Guarantor of its obligations under this Deed and the Novated Agreement will (or with the giving of notice or lapse of time or both would) not:

                  (i) result in a breach of any provision of the memorandum or articles of association of the New Guarantor; or

                  (ii) result in a breach of any order, judgment or decree of any court or governmental agency to which the New Guarantor is a party or by which the New Guarantor is bound or of any other contractual commitment to which the New Guarantor is a party.

         (d) The New Guarantor has full knowledge of the Agreement and is fully aware of its terms and conditions, in particular of the provisions contained in sub-clauses 12.1 to 12.6 thereof which constitute the Marconi Guarantee .

         (e) The New Guarantor shall be immediately after the Effective Time, the ultimate parent company of the Marconi Group and the company owning (directly or indirectly as a result of its direct or indirect shareholdings in the members of the Marconi Group) all or substantially all of the assets of the Marconi Group.

         (f) Each of Marconi and the Existing Guarantor have not assigned or transferred any of their respective benefits or obligations under any of the Share Purchase Documents to which they are a party.

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